UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2002

MATTSON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21970	77-0208119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Bayview Drive
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 657-5900

Item 5.    Other Events

On June 24, 2002, Mattson Technology, Inc. and Dainippon Screen Manufacturing Co. (“DNS”) jointly announced that they have amicably resolved their legal disputes with a comprehensive, global settlement that includes termination of all outstanding litigation between them and cross-licenses of patents related to certain aspects of wet immersion processing systems. The legal dispute involved patent infringement claims made against DNS by CFM Technologies, which was acquired by Mattson in January 2001. Mattson is also releasing all DNS customers from any claims of infringement relating to their purchase and future use of DNS wet processing equipment.

The settlement agreement calls for DNS to pay a total of $40 million to Mattson, of which $29 million is attributable to past damages related to sales of certain wet processing products in the United States, and $11 million is attributable to reimbursement of a portion of the legal fees incurred by Mattson. Of these amounts, $22 million is payable in two installments due by October 22, 2002, $7 million is payable on April 30, 2003, $5 million on September 1, 2003 and $6 million on December 15, 2003.

Under a license agreement, DNS and Mattson agree to cross-license certain technologies pertaining to automated batch immersion wet processing systems, and the parties agree to pay royalties to each other based upon future sales of products utilizing the cross-licensed technologies. DNS has agreed to pay Mattson annual royalties over a five-year period, 2003 through 2007, based on worldwide sales of certain DNS wet processing systems. The royalty obligations of DNS would cease if all four of the U.S. patents that had been the subject of the lawsuit were to be held invalid and unenforceable by a competent court. Royalties payable under the license total a minimum of $30 million and a maximum of $60 million. Minimum royalties are payable in equal amounts of $6 million due on April 1 of each year. Once total royalty payments equal $30 million, the minimum royalties no longer apply. No further royalties are payable once total payments reach $60 million.

Item 7.    Financial Statements and Exhibits

Exhibit	99.1 Form of Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTSON TECHNOLOGY, INC.

Date:	June 24, 2002	By:	/s/ LUDGER VIEFHUES
Ludger Viefhues ExecutiveVice President and Chief Financial Officer